Exhibit 99.1

               Davel Communications, Inc. Reports First
                    Quarter 2003 Financial Results

    CLEVELAND--(BUSINESS WIRE)--May 15, 2003--Davel Communications, Inc. (OTCBB:DAVL.OB) ("Davel" or the "Company") today announced financial results for the three-month period ended March 31, 2003. The first quarter 2003 financial results include the results of PhoneTel Technologies, Inc. ("PhoneTel"), which has been reflected in the Company's operations since July 24, 2002, the date on which the Company acquired PhoneTel.
    Total revenues were $22.9 million (including revenue for PhoneTel) compared to $17.3 million in the prior year's first quarter. This increase includes a $3.9 million adjustment to dial-around revenue relating to the sale of a portion of the Company's bankruptcy claim due from WorldCom for $4.9 million. Without this sale, total revenues increased by $1.7 million, or 10%, compared to last year's first quarter. This increase reflects a 24% increase in the average number of payphones in service as a result of the PhoneTel acquisition, offset by the continuing impact of wireless communications on payphone usage and revenues per phone. The decline in revenues per phone has contributed to the continued strategic removal of low revenue phones. A significant reduction in the number of payphones is expected in the second quarter of 2003 in an effort to improve profit margins on the Company's payphones.
    Operating expenses increased by $5.6 million over last year primarily due to the PhoneTel merger. Operating expenses in both quarters reflect net reductions in telephone charges of $0.8 million in 2003 and $1.9 million in 2002, primarily due to regulatory refunds received from local exchange carriers under the FCC's "New Services Test". The Company's operating loss decreased from $3.3 million in the first quarter of 2002 to $3.2 million in 2003 as a result of the revenue and expense increases.
    The net loss for the quarter was $4.7 million, or $0.01 per common share, compared to a net loss of $7.8 million, or $0.70 per common share, in 2002. The decrease in net loss was due to the revenue and expense increases described above and a $3.0 million reduction in interest expense. This decrease in interest expense related to the Company's debt-for-equity exchange immediately prior to the PhoneTel merger in which the Company exchanged approximately $219 million of indebtedness for approximately 380.6 million shares of common stock. Following the debt-for-equity exchange and the PhoneTel merger, the Company had approximately 615.0 million shares of common stock outstanding.
    On May 2, 2003, the Company paid the remaining balance due under the Company's $10 million Senior Credit Facility obtained in the first quarter of 2002 to fund certain payables and acquisition costs. The early retirement of this debt, that was originally due June 30, 2003, was funded from the proceeds of certain regulatory receipts and the sale of the WorldCom bankruptcy claim.
    Founded in 1979, Davel is the largest independent provider of pay telephones and related services in the United States with operations in 48 states and the District of Columbia. Davel serves a wide array of customers operating principally in the shopping center, hospitality, health care, convenience store, university, service station, retail and restaurant industries.

    Forward-Looking Statements

    Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements" that are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See the Company's Form 10-K for the year ended December 31, 2002 and its Form 10-Q for the quarter ended March 31, 2003 for a discussion of such risks, uncertainties, and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future.


Davel Communications, Inc.
Condensed Consolidated Statements of Operations
(In thousands except for share and per share amounts)
---------------------------------------------------------------------

                                                  (Unaudited)
                                          Three Months Ended March 31
                                          ---------------------------
                                              2003          2002
                                          ------------- -------------
 Revenues:
     Coin calls                                $13,179       $12,222
     Non-coin calls                              5,811         5,040
     Dial-around compensation adjustment         3,928             -
                                          ------------- -------------
                                                22,918        17,262

 Operating expenses:                            26,120        20,554
                                          ------------- -------------
 Loss from operations                           (3,202)       (3,292)

 Interest expense, net                          (1,586)       (4,553)
 Other income                                       46             4
                                          ------------- -------------

 Net loss                                      $(4,742)      $(7,841)
                                          ============= =============

 Net loss per common share, basic and
  diluted                                       ($0.01)       ($0.70)
                                          ============= =============

 Weighted average number of shares,
  basic and diluted                        615,018,963    11,169,440
                                          ============= =============


 Condensed Consolidated Balance Sheets
 (In thousands)
 ---------------------------------------------------------------------

                                              (Unaudited)
                                              ------------ -----------
                                                March 31   December 31
                                                  2003        2002
                                              ------------ -----------
 Current assets                                   $22,269     $26,947
 Property and equipment, net                       37,349      41,855
 Intangible assets, net                            34,324      35,498
 Other assets                                       2,525       2,316
                                              ------------ -----------

      Total assets                                $96,467    $106,616
                                              ============ ===========

 Current liabilities                              $41,302     $44,697
 Long-term debt                                   116,217     118,229
 Shareholders' equity (deficit)                   (61,052)    (56,310)
                                              ------------ -----------

      Total liabilities and shareholders'
       equity (deficit)                           $96,467    $106,616
                                              ============ ===========

    CONTACT: Davel Communications, Inc., Cleveland
             John D. Chichester or Donald L. Paliwoda, 216/241-2555